EXHIBIT 3.6


               STATEMENT OF CANCELLATION OF TREASURY SHARES OF
                       CARRINGTON LABORATORIES, INC.


        Pursuant to the provisions of Article 4.11 of the Texas Business Corporation Act, the undersigned corporation (the "corporation") submits the following statement of cancellation by resolution of its Board of Directors of shares of the corporation reacquired by it, other than redeemable shares redeemed or purchased:

        1.   The name of the corporation is CARRINGTON LABORATORIES, INC.

        2. A resolution was duly adopted by the Board of Directors of the corporation on July 17, 1997, authorizing the cancellation of treasury shares, itemized as follows:

                    Class                 Par Value     Number of Shares

   Series E Convertible Preferred Stock       $100             660

   The amount of stated capital represented by the shares being cancelled is $66,000.

        3. The aggregate number of issued shares of the corporation, itemized by classes and par value, after giving effect to such cancellation is 9,308,521, itemized as follows:

                    Class                 Par Value     Number of Shares

                  Common Stock                $0.01         9,308,521


        4. The amount of stated capital of the corporation after giving effect to such cancellation is $93,085.21.

        IN WITNESS WHEREOF, the corporation has executed this instrument as of July 17, 1997.

                                 CARRINGTON LABORATORIES, INC.



                          By:__________________________________________
                                 Carlton E. Turner, Ph.D., D.Sc.
                                 President and Chief Executive Officer



     13653 07404 CORP 158804.1